CLIP MOBILE - AGENT PARTNER PRODUCT DISTRIBUTION AND PROMOTION AGREEMENT

Partner Term Sheet – PORTLOGIC SYSTEMS INC.

Appointment of Agent

This Agreement is made and entered into on June 10, 2011, between Clip Mobile Inc., a Canadian Federal Corporation, located at 225-167 Church Street Toronto, ON M5B 1Y6.

and Portlogic Systems Inc. , a US publically traded company located at 100 King Street West, Suite 5700, Toronto, ON  M5X 1K7.

Background

A. Clip Mobile is the Developer and owner of all rights to (or has a license to) the Clip Mobile Coupon Platform in Canada.

B. Portlogic Systems Inc. desires to enter into an Agent Distribution Agreement with Clip Mobile Inc.  As an Agent, Portlogic Systems Inc. is entitled to sell the Clip Mobile Coupon Platform to End Users and Portlogic Systems Inc. will earn a share of revenues derived from the accounts they manage as an affiliate local marketer.

C. Agent agrees to distribute the Clip Mobile Coupon Platform in accordance with the terms of this Agreement and in agreement with the application User Agreement.

Exclusivity	A. This agreement is non-exclusive for Clip as to any other opportunities to market its product in Canada with the exception of any actively-managed Rev accounts as defined in this document.
Qualified Prospects	See Appendix A
Commission

Under Clip Mobile Inc.’s “Affiliate Partner Program”, Portlogic Systems Inc. is entitled to a commission of ten percent [10%] on all revenue generated by a Qualified Prospect during the term of the agreement to a maximum of two (2) years after the date of a Corporate Account signing a service agreement contract with Clip Mobile Inc. and for one (1) year following expiry of the Affiliate Agreement term.  "Revenue" shall be calculated based on total amounts actually received from each Qualified Prospect (i.e., parties share collection risk) net of the amount of commission payable hereunder.

Qualified Prospect accounts may not require any further participation of Portlogic Systems Inc. and this account may not be necessarily be associated to the Portlogic Systems Inc. Affiliate Account.

For Portlogic Systems Inc. to have access to the account would require the expressed permission of the Corporate Account Representative.  Portlogic Systems Inc. would be entitled to access certain Corporate Account information based on Reporting and Audit Standards laid out in this user agreement.

Payment

Commission to be calculated on a monthly basis and paid once each calendar quarter, within fifteen days of the end of each calendar quarter during the term.

Any refunds, rebates or like payments which may subsequently be paid to customers shall result in an adjustment to future commission payments.

Agent Responsibilities

Agent will:

Use commercially reasonable efforts to market and sell the Clip Mobile solution to Qualified Prospects

- sell Clip Mobile's products  and services in compliance with all applicable laws

Agent will not:

- bundle the Clip Mobile services with other services or products without the prior consent of Clip Mobile

- misrepresent  Clip Mobile services

- make any additional representations, warranties or other commitments on behalf of Clip Mobile

- disparage Clip Mobile or its services in any way

- Provide any unauthorized person or party access to the data collected by Clip Mobile.

- Sell, re-sell, license or share the data of Clip Mobile or its clients to any person or party without prior consent of Clip Mobile and its clients

Term and Termination:

Effective Date –effective immediately when authorized representatives of both parties sign this document.   The terms of this agreement will apply for twelve (12) months from the effective date of this agreement.  Both parties will have the option to renew or renegotiate the terms of the agreement on a yearly basis.

Termination with Notice

a.

Either Party may terminate this Agreement immediately upon written notice if such other Party fails to comply with its obligations with respect to this agreement.

b.

Immediate termination.

i.

Bankruptcy, Cessation or Interruption of Business.  Either party may terminate this Agreement immediately upon written notice to the other party if such other party: (1) ceases to do business in the normal course; (2) becomes or is declared insolvent or bankrupt; (3) is the subject of any proceeding related to its liquidation or insolvency (whether voluntary or involuntary) which is not dismissed within ninety (90) days of its filing; (4) makes an assignment for the benefit of its creditors; or (5) elects to or otherwise dissolves.

ii.

Change in Control. Either party may terminate this Agreement (such termination right not to be unreasonably exercised) immediately upon written notice if other party is or has been the subject of a change in control transaction where more than fifty percent (50%) of the voting securities are transferred or if either party sells or transfers all or substantially all of its assets.

iii.

Cure – Time.  There is an immediate 60-day ‘cure-time’ period after the effective date of this document where either party can terminate the agreement without any further obligation to the counter party. Both parties shall honour the terms laid out in this agreement; including continued service for affiliate merchants based on the terms the affiliate subscription.

Reporting and Audit:	Both parties shall provide quarterly revenue reports to each other and reconcile revenues from actively managed accounts. Reports shall be provided within 15 days of the applicable reporting period.

PORTLOGIC SYSTEMS INC.

CLIP MOBILE INC.

“Agent”

“Clip”

By:

/s/Jueane Thiessen

By:

/s/ David Offierski

Title:

Chief Financial Officer

Title:

Founder

Date: June 10, 2011

Date: June 10, 2011